Exhibit 21.1

List of Subsidiaries of Omega Navigation Enterprises Inc.

Name of Subsidiary	Country of Incorporation	Primary Standard Industrial Classification Code No.

Abilene Navigation Inc.	Marshall Islands	4412
Beaumont Navigation Inc.	Marshall Islands	4412
Carrolton Navigation Inc.	Marshall Islands	4412
Decatur Navigation Inc.	Marshall Islands	4412
Elgin Navigation Inc.	Marshall Islands	4412
Fulton Navigation Inc.	Marshall Islands	4412
Galveston Navigation Inc.	Marshall Islands	4412
Hamilton Navigation Inc.	Marshall Islands	4412
Orange Navigation Inc.	Marshall Islands	4412
Baytown Navigation Inc.	Marshall Islands	4412
Tyler Navigation Inc.	Marshall Islands	4412
Pasedena Navigation Inc.	Marshall Islands	4412
Sunray Navigation Inc.	Marshall Islands	4412
Nederland Navigation Inc.	Marshall Islands	4412
Lakeview Navigation Inc.	Marshall Islands	4412
Omega Management Inc.	Marshall Islands	--
Omega Navigation (USA) LLC	Delaware, USA	--